Exhibit 99.1

CLAYTON TO RECORD NON-CASH IMPAIRMENT CHARGE

FOR GOODWILL AND OTHER ASSETS AND INTANGIBLES IN THE 4th

QUARTER OF 2007

Shelton, CT—December 4, 2007—Clayton Holdings Inc. (NASDAQ: CLAY) said today that it expects to take a pre-tax, non-cash, impairment charge of between $75 million and $100 million in the fourth quarter of 2007, reflecting the reduced carrying value of goodwill, intangible assets and other long-lived assets of its transaction management business. The goodwill and intangible assets were recorded in 2004 when TA Associates acquired the majority interest in Clayton’s due diligence business.

“As we have reported for several quarters, the steep decline in new nonconforming securities issuance has significantly reduced our transaction management revenues. While we are well positioned to benefit from any recovery in this market, internal and industry projections anticipate continued lower levels of MBS/ABS issuance throughout much of 2008 and possibly into 2009,” said Frank Filipps, Clayton’s Chairman and Chief Executive Officer. “In our last 10-Q and investor call, we noted that our board of directors would retain an independent expert to review the value of the goodwill and intangible assets that we carry on our balance sheet. While these impairment tests have not been completed, the company’s board of directors has determined that generally accepted accounting principles will require us to record a non-cash impairment charge during the fourth quarter of 2007. This charge does not affect our cash position, our cash flow from operations or our debt covenants.”

After the charge, the carrying value of Clayton’s goodwill and other intangible assets will total approximately $38 million to $63 million.

About Clayton Holdings, Inc.

Clayton Holdings, Inc., headquartered in Shelton, Connecticut, is an information and analytics company serving leading capital markets firms, lending institutions, fixed income investors and loan servicers with a full suite of information-based analytics, specialty consulting and outsourced services. Clayton’s services include due diligence analytics, conduit support services, professional staffing, compliance products and services, credit risk management and surveillance and specialized loan servicing services. Additional information is available at www.clayton.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the future of the ABS/MBS markets and the ability of Clayton’s products to assist loan buyers and securitizers. When used, the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “result,” “should,” “will” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties, both known and unknown and often beyond our control, and are not guarantees of future performance insofar as actual events or results may vary materially from those anticipated. Factors that may cause such a variance include, among others, those discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

CONTACT:

William F. Campbell,

Campbell Lewis Communications

212-995-8057

917-328-6539 (m)

bill@campbelllewis.com